Exhibit 99.1

GSI Technology Updates Outlook Regarding Third-Quarter Fiscal 2008 Revenues

SANTA CLARA, Calif.--(BUSINESS WIRE)--GSI Technology, Inc. (Nasdaq: GSIT) announced today, that, on the basis of preliminary financial results, the Company expects that net revenues for its third fiscal quarter ended December 31, 2007 will exceed the top end of its previous guidance of $12.6 to $13.4 million provided early in the quarter, although the Company is not yet in a position to announce actual revenues for the third quarter. GSI also reported that direct and indirect sales to its largest customer, Cisco Systems, are expected to reach approximately $4.2 million for the third quarter, compared to $3.7 million in the previous quarter.

The Company cautioned that these results are preliminary and subject to change. GSI expects to release its third quarter financial results during the week of January 28, 2008.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Santa Clara, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the normal quarterly financial closing process, which could result in adjustments to preliminary financial results. Further information regarding other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

CONTACT:
GSI Technology, Inc.
Douglas M. Schirle, Chief Financial Officer, 408-980-8388
or
Silverman Heller Associates
Philip Bourdillon/Gene Heller, 310-208-2550